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                                 EXHIBIT 4.1

                        CATELLUS DEVELOPMENT CORPORATION
                             1995 STOCK OPTION PLAN

1.       PURPOSES

                 The purposes of the Catellus Development Corporation 1995 Stock Option Plan (the "Plan") are (a) to provide incentives to those employees of Catellus Development Corporation (the "Company") and its subsidiaries whose performance will contribute to the long-term success and growth of the Company,
(b) to strengthen the ability of the Company to attract and retain employees of high competence, (c) to further the identity of interests of such employees with those of the Company's stockholders, and (d) to help build loyalty to the Company through recognition and the opportunity for stock ownership.

2.       ELEMENTS OF THE PLAN

                 The Plan provides the Committee (as defined below) designated by the Company's Board of Directors (the "Board") with the discretion to grant Participants (as defined below) incentives relating to the Company's common stock utilizing nonqualified stock options.

3.       SHARES SUBJECT TO THE PLAN

                 The maximum aggregate number of shares as to which Options (as defined below) may at any time be granted under the Plan shall be 250,000 shares of common stock, par value $.01 per share (the "Common Shares"), subject to adjustment in accordance with Section 12. Such Common Shares may be either authorized but unissued shares or shares previously issued and reacquired by the Company. If and to the extent Options granted under the Plan terminate, expire or are cancelled without having been exercised, the shares subject to such Option shall again be available for purposes of the Plan.

4.       PLAN ADMINISTRATION

                 The Plan shall be administered by the Compensation and Benefits Committee of the Board, or any other committee designated by the Board (the "Committee"). The Committee shall have the sole authority to determine
(a) the employees to whom Options shall be granted under the Plan; (b) the type, amount and terms of the Options to be granted to each employee selected;
(c) the time when Options will be granted and the duration of the exercise period; and (d) any other matters arising under the Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as


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it deems necessary or advisable.  The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Options granted hereunder.

                 A majority of the Committee shall constitute a quorum for purposes of meetings which may be held at such times and places and on such notice as the Committee deems appropriate. All actions and determinations of the Committee shall be made by not less than a majority of its members and may be made at a meeting or by written consent in lieu of a meeting.

5.       ELIGIBILITY FOR PARTICIPATION

                 All employees of the Company or any subsidiary of the Company (a "Subsidiary") shall be eligible to participate in the Plan other than (a) persons who are directors of the Company or its Subsidiaries, (b) executive officers of the Company or its Subsidiaries, and (c) if not otherwise executive officers, the principal financial officer, principal accounting officer and controller of the Company or its Subsidiaries. Nothing contained in the Plan shall be construed to limit the right of the Company or any Subsidiary to grant Options otherwise than under the Plan.

6.       GRANTING OF OPTIONS

                 (a) As of the Effective Date (as defined in Section 18), the Committee shall have the right to grant Participants nonqualified stock options ("Options") until the tenth anniversary of the date on which the Board approved the Plan on the terms and conditions set forth herein. Any Option shall be evidenced by a written agreement, as provided in Section 16 ("Option Agreement").

                 (b) The purchase price of each Common Share subject to an Option shall be the Fair Market Value (as hereinafter defined) of a share of such stock on the date the Option is granted. For purposes of the Plan, Fair Market Value shall be deemed to be the average of the closing prices of a Common Share for the five trading days immediately preceding the applicable date on (i) the New York Stock Exchange ("NYSE"), if the Common Shares are then listed on such exchange, (ii) if the Common Shares are not listed on the NYSE, on the principal national stock exchange on which the Common Shares are then listed, or (iii) if not listed on any national stock exchange, as reported by NASDAQ. If the Common Shares are not then listed on any national stock exchange or reported by NASDAQ, then the Fair Market Value shall be determined in any reasonable manner approved by the Committee.

                 (c) The Committee may also authorize acceleration of the exercise of an Option or installment thereof.


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7.       TERM OF OPTIONS

                 Unless the Option Agreement provides otherwise, Options granted hereunder shall be exercisable for a term of ten years from the date of grant (the "Expiration Date").

8.       EXERCISE OF OPTIONS

                 (a) Unless the Committee provides otherwise and such provision is reflected in the Option Agreement, Options will become exercisable in installments on a cumulative basis at a rate of 25% each year beginning on the first anniversary of the date of grant. No Option shall be exercisable for a period of six months from the date of grant.

                 (b) Unless the Option Agreement provides otherwise and such provision is reflected in the Option Agreement, Options granted hereunder shall be exercisable for cash or any other property (including Common Shares valued at the Fair Market Value on the date of exercise of the Option or promissory notes) deemed acceptable by the Committee; provided that, in the case of payment by a promissory note, the Participant shall pay in cash or other property an amount equal to at least the par value of the Common Shares being purchased.

                 (c) Except as otherwise provided herein, no Option may be exercised at any time unless the holder is then a full-time employee of the Company or a Subsidiary and has continuously remained an employee at all times (other than on an absence for an approved leave of absence or service in the Armed Forces) since the date of grant of such Option.

                 (d) Options shall be exercised by a Participant giving written notice of such exercise to the Company, provided that an Option may not be exercised at any one time as to less than 100 Common Shares (or such number of Common Shares as to which the Option is then exercisable if less than 100). No fractional shares, or cash in lieu thereof, shall be issued under the Plan or under any Option granted hereunder.

                 (e) An Option shall be exercisable during a Participant's lifetime only by the Participant, or, if the Participant has become disabled, by his or her legal representative.

9.       EXERCISE ON TERMINATION OF EMPLOYMENT

                 (a) If a Participant ceases to be an employee by reason of his or her retirement at or after age 65, disability (the inability of the Participant to continue to perform his or her duties of employment as determined by the Committee) or termination by the Company other than "for cause," any unexercised portion of his or her Options that is vested upon such retirement, disability or termination, as the case may


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be, will be exercisable for the three months following such retirement, disability or termination, as the case may be. During such three month period, the Participant shall have the same rights to exercise the unexercised portion of the Option to the extent so vested as the Participant would have had if he or she were still an employee of the Company. Notwithstanding the foregoing, in no event shall any Option be exercisable after the stated Expiration Date.

                 (b) If a Participant ceases to be an employee by reason of death, any unexercised portion of his or her Options that is vested upon his or her death will be exercisable for one year after such death. During such one year period, the Participant's personal representative, or the person or persons to whom the Option shall have been transferred by will or by the laws of descent and distribution, shall have the same rights to exercise the unexercised portion of the Option to the extent so vested as the Participant would have had if he or she were still an employee of the Company. Notwithstanding the foregoing, in no event shall any Option be exercisable after the stated Expiration Date.

                 (c) Termination "for cause", or termination of employment by reason of the resignation of the Participant, shall result in forfeiture of all outstanding Options, whether or not vested. For purposes of the Plan, "for cause" means (i) the continued failure by the Participant to substantially perform his or her duties with the Company or a Subsidiary (other than any such failure resulting from his or her incapacity due to physical or mental illness), or (ii) the engaging by the Participant in conduct which is materially injurious to the Company, monetarily or otherwise, in either case as determined by the Company.

10.      FORFEITURE OF BENEFITS

                 Notwithstanding any other provision of the Plan or any provision of an Option Agreement, any and all unexercised Options and all rights under the Plan of a Participant who received such Option grant (or his or her designated beneficiary or legal representatives) to the exercise thereof, shall be forfeited if, prior to the time of such exercise, the Participant shall (a) be employed by a competitor of, or shall be engaged in any activity in competition with, the Company without the Company's consent,
(b) divulge without the Company's consent any secret or confidential information belonging to the Company, or (c) engage in any other activities which would constitute grounds for termination "for cause," as defined in
Section 9.

11.      NON-TRANSFERABILITY OF OPTIONS

                 A Participant's rights and interests under the Plan (including the right to exercise unexercised Options) may not be assigned or transferred except, in the case of a Participant's death, to the person or persons to whom the Option shall have been transferred by will or the laws of descent and distribution.


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12.      ADJUSTMENTS FOR CERTAIN EVENTS

                 The total number of Common Shares available for Options under the Plan and the terms of any existing Options (both as to the number of Common Shares and the per share Option price) shall be appropriately adjusted to reflect any change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination or similar event.

                 Any adjustments pursuant to this Section shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

13.      AMENDMENT AND TERMINATION

                 The Committee may at any time and from time to time terminate, modify or amend the Plan in any respect except as to those matters that, under Delaware law, must be approved by the Board or by the stockholders of the Company. No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Option. Nevertheless, with the consent of the Participant affected, the Committee may amend outstanding Options in a manner not inconsistent with the terms of the Plan.

14.      RIGHTS OF PARTICIPANT

                 No Participant or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company.

15.      RIGHTS AS A STOCKHOLDER

                 A Participant or a transferee of an Option shall have no rights as a stockholder with respect to any Common Share covered by his or her Option until he or she shall have become the holder of record of such share, and, except for stock dividends as provided in Section 12 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such share for which the record date is prior to the date on which he or she shall become the holder of record thereof.

16.      AGREEMENTS WITH PARTICIPANTS

                 Each award made under the Plan shall be evidenced by a written agreement containing such terms and conditions as the Committee shall approve. Each such agreement shall provide that, as a condition to the grant evidenced thereby, the Participant agrees that the Company shall arrange to deduct from any payments of any


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kind otherwise due to the Participant from the Company or a Subsidiary, the aggregate amount of federal, state or local taxes of any kind required by law to be withheld with respect thereto, or if no such payments are due or become due to the Participant, that the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment to it of, the aggregate amount of such taxes.

17.      REQUIREMENTS FOR ISSUANCE OF SHARES

                 No Common Shares shall be issued or transferred hereunder unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any award or the issuance of Common Shares made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

18.      EFFECTIVE DATE

                 The Plan shall be effective as of November 29, 1995 (the "Effective Date") and shall continue in effect thereafter until terminated or suspended by the Committee.


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